USF&G Corporation
Exhibit 11 - Computation of Earnings Per Share (Unaudited)


Six Months Ended June 30
(dollars in millions except per share data)              1994          1993
Net Income Available to Common Stock
  Primary
    Income before cumulative effect of adopting
      new accounting standards                     $       96    $       48
    Less preferred stock dividend requirements             24            24
      Income (loss) before cumulative effect of
      adopting new accounting standards available
             to common stock                                      72
24
      Income (loss) from cumulative effect of
      accounting standards:
                 Income taxes                                      -
90
                 Postretirement benefits                           -
(52)
             Net income (loss) available to
             common stock                                 $       72    $
             62

  Fully Diluted:
    Income before cumulative effect of adopting
      new accounting standards                     $       96    $       48
    Less preferred stock dividend requirements              8             8
    Add interest expense on convertible notes               2             -
      Income (loss) before cumulative effect of
      adopting new accounting standards available
             to common stock                                      90
40
      Income (loss) from cumulative effect of adopting
             new accounting standards:
                 Income taxes                                      -
90
                 Postretirement benefits                           -
(52)
            Net income (loss) available to
            common stock                                  $       90    $
            78
Weighted Average Shares Outstanding
  Primary Common Shares                            85,226,142    84,618,567
  Fully Diluted:
    Common shares                                  85,226,142    84,618,567
    Assumed conversion of preferred stock          26,611,211    26,611,211
    Assumed exercise of stock options                 750,603     1,806,091
    Assumed conversion of zero coupon
      convertible notes                             4,818,170             -
        Total                                            117,406,126
113,035,869
Earnings Per Common Share
  Primary (A):
    Income (loss) before cumulative effect of
      adopting new accounting standards           $       .85   $       .28
    Income (loss) from cumulative effect of
      adopting new accounting standards:
               Income taxes                                        -
1.06
               Postretirement benefits                             -
(.61)
                 Net income (loss)                       $       .85   $
.73
  Fully Diluted (B):
    Income (loss) before cumulative effect of
      adopting new accounting standards           $       .77   $       .35
    Income (loss) from cumulative effect of
      adopting new accounting standards:
               Income taxes                                        -
.80
               Postretirement benefits                             -
(.46)
          Net income (loss)                       $       .77   $      . 69

(A) Shares issuable under stock options (750,603 shares in 1994 and 1,430,454 in 1993) have not been used as common stock equivalents in the computation of primary earnings per common share presented on the face of the Condensed Consolidated Statement of Operations because the dilutive effect is not material.

(B) Fully diluted earnings per common share amounts are calculated assuming the conversion of all securities whose contingent issuance would have a dilutive effect on earnings. The 1994 calculation assumes the conversion of preferred stock series B and C and the zero coupon convertible subordinated notes. The 1993 calculation assumes the conversion of preferred stock series B and C.
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